Exhibit 10.21

THE WESTERN UNION COMPANY

SENIOR EXECUTIVE PERFORMANCE INCENTIVE PLAN

(Established Effective February 20, 2019)

1.  PURPOSE OF THE PLAN.  The Western Union Company Senior Executive Performance Incentive Plan (the “Plan”),  is hereby established effective February 20, 2019 by the Compensation and Benefits Committee of the Board of Directors of The Western Union Company (the “Company”).  The Plan is designed to encourage teamwork and individual performance by providing incentive compensation based on the achievement of specified Performance Measures while taking into account individual performance, to advance the interests of the Company by attracting and retaining key executives, and to reward contributions made by the Company’s Chief Executive Officer and other eligible executives in optimizing long-term value to the Company's shareholders.

2.  DEFINITIONS.  For purposes of this Plan, the following terms shall have the meanings set forth below:

2.1  “Code” means the Internal Revenue Code of 1986, as amended.

2.2  “Committee” means the Compensation and Benefits Committee of the Company's Board of Directors, or any successor thereto or delegate thereof with the authority to act on behalf of the Committee with respect to this Plan.

2.3  “Corporate Performance Measures” means specified levels of earnings per share, the attainment of a specified price of the Company’s common stock, specified levels of earnings before interest expense and taxes, earnings before interest, taxes, depreciation, and amortization (“EBITDA”), growth in EBITDA, operating income, return to stockholders (including dividends), total shareholder return, return on equity, earnings, revenues, growth in revenues, pretax return on total capital, cash flow, cost reduction goals, economic value added, or any combination of the foregoing, or any other financial or strategic measure of company performance as selected by the Committee for a specified performance or measurement period for purposes of this Plan, and as such measures may be adjusted, as determined by the Committee in its sole discretion, based on the facts and circumstances involved.

2.4  “Division or Business Unit Performance Measures” mean specified levels of revenue, operating income, pretax return on total capital, cost reduction goals, economic value added, or any combination of the foregoing, or any other financial or strategic measure of business unit and/or division performance as selected by the Committee for a specified performance or measurement period for purposes of this Plan, and as such measures may be adjusted as determined by the Committee in its sole discretion, based on the facts and circumstances involved.

2.5  “Incentive Award” means an incentive compensation award paid to a Participant pursuant to the Plan.

2.6  “Individual Performance Measures” mean specified individual performance measures or standards as approved by the Committee for a specified performance or measurement period for purposes of this Plan, and as such measures may be adjusted as determined by the Committee in its sole discretion, based on the facts and circumstances involved.

2.7    “Participant” means the Company’s Chief Executive Officer and any executive officer or other key employee of the Company who is identified as eligible to participate in this Plan for a given Performance Period by the Committee.

2.8  “Performance Measures” means, to the extent applicable with respect to a Performance Period, the specified Corporate Performance Measures, Division or Business Unit Performance Measures and/or Individual Performance Measures.

2.9  “Performance Period” means a period of one year, commencing each January 1 and ending on the following December 31, or such other performance period as may be established from time to time by the Committee.

2.10  “Target Incentive Award” means the percentage of a Participant’s base salary or the flat target amount assigned to a Participant in the Plan for a given Performance Period (prorated if applicable to reflect changes in position or for such other circumstances as may be determined by the Committee in its discretion), assuming satisfaction of the applicable Performance Measures and as determined by the Committee in its sole discretion.

3.  ESTABLISHMENT OF PERFORMANCE MEASURES AND DETERMINATION OF INCENTIVE AWARDS.

3.1    ESTABLISHMENT OF PERFORMANCE MEASURES AND GRANT OF INCENTIVE AWARDS.  With respect to each Performance Period, the Committee shall (i) establish a Target Incentive Award with respect to each Participant and (ii) identify the Performance Measures to be applied to such Performance Period, provided that the Committee may amend or supplement the Performance Measures applicable to a Performance Period at any time in its sole discretion without prior consent by or notice to any Participant, subject to applicable law.  The Committee may establish threshold performance levels which must be achieved at the Corporate, division, business unit and/or individual level before any Incentive Award is payable under this Plan.

3.2    DETERMINATION OF INCENTIVE AWARDS.  As soon as practicable following the end of each Performance Period, the Committee shall review and evaluate the Performance Measures and shall determine the extent to which the Performance Measures have been satisfied.  Provided that the applicable Performance Measures are satisfied at or above the threshold performance levels established by the Committee (if any), the amount of the Incentive Award payable to each Participant under the Plan shall be determined by the Committee in its sole discretion. The exercise of such discretion may be determined by (i) the extent to which selected Performance Measures established for each Participant for each Performance Period have been attained and (ii) the Committee’s evaluation of a Participant’s individual performance.  Under no circumstances shall any Incentive Award be deemed earned by or payable to a Participant under this Plan with respect to any Performance Period unless and until the Committee exercises its discretion to determine whether an Incentive Award shall be paid to each such individual Participant with respect to such Performance Period.  The Committee shall have the sole and absolute discretion to reduce or increase the amount of any Incentive Award otherwise payable under the Plan for each Performance Period or to determine that no Incentive Award shall be payable to a Participant under the Plan.    Notwithstanding anything in this Plan to the contrary,  any Participant who has failed to meet the threshold standard under the evaluation criteria established by the Company to comply with Paragraph 6 of the Enhanced Compliance Undertaking of the “Joint Settlement Agreements” as defined in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 (the “Compliance Gateway”) (if applicable to the Participant), as or to the extent then in effect, shall receive no Incentive Award under this Plan for the Performance Period with respect to which the Participant failed to satisfy the Compliance Gateway.

4.  PAYMENT OF INCENTIVE AWARDS.  Payment of Incentive Awards, less withholding taxes and other applicable withholdings, shall be made to Participants not later than the March 15th  (March 31st, in the case of a Participant who is not a United States taxpayer) following the end of the year in which the applicable Performance Period ends, provided the Committee has determined the amount and approved the payment of the Incentive Award to the Participants.  Funding of Incentive Awards under this Plan shall be out of the general assets of the Company or of its wholly-owned subsidiaries.  Unless otherwise determined by the Committee in its discretion, Incentive Awards shall be paid in cash.

5.  ADMINISTRATION.  The Plan shall be administered by the Committee, which shall have full power and authority to interpret, construe and administer the Plan in accordance with the provisions set forth herein.  The Committee’s interpretation and construction of the Plan, and actions hereunder, or the amount or recipient of the payments to be made from the Plan, shall be binding and conclusive on all persons for all purposes.  In this connection, the Committee may delegate to any corporation, committee or individual, regardless of whether the individual is an employee of the Company, the duty to act for the Committee hereunder, subject to applicable laws, regulations, rules of the principal stock exchange on which the Company’s securities are then traded, and the Company’s governing documents.  Neither the Committee nor any person to whom the Committee has delegated its authority hereunder shall be liable for any act, omission, interpretation, construction or determination made in connection with this Plan in good faith.  The expenses of administering the Plan shall be paid by the Company or by a wholly-owned subsidiary of the Company and shall not be charged against the Plan.

6.  PARTICIPATION IN THE PLAN.  Eligible executives of the Company may become Participants in accordance with the terms of the Plan at any time during the Performance Period if selected by the Committee for participation.

7.  TERMINATION OF EMPLOYMENT.  Unless otherwise determined by the Committee, and subject to the terms of any written agreement between the Company or any of its subsidiaries and the Participant or any Company-sponsored severance policy applicable to the Participant, a

Participant whose employment in his or her current position with the Company or a subsidiary of the Company terminates for any reason prior to the date of payment of Incentive Awards for a  Performance Period shall not be entitled to receive an Incentive Award for such Performance Period, subject to applicable law.

8.  DEFERRAL OF INCENTIVE AWARDS.  Subject to Section 409A of the Code, a Participant may elect to defer receipt of all or any portion of any Incentive Award made under this Plan to a future date as provided in and subject to the terms and conditions of any deferred compensation plan of the Company.

9.  MISCELLANEOUS.

9.1  NONTRANSFERABILITY.  No Incentive Award payable hereunder, nor any right to receive any future Incentive Award hereunder, may be assigned, alienated, sold, transferred, anticipated, pledged, encumbered, or subjected to any charge or legal process, and if any such attempt is made, or a person eligible for any Incentive Award hereunder becomes bankrupt, the Incentive Award under the Plan which would otherwise be payable with respect to such person may be terminated by the Committee which, in its sole discretion, may cause the same to be held or applied for the benefit of one or more of the dependents of such person or make any other disposition of such award that it deems appropriate.

9.2  CLAIM TO INCENTIVE AWARDS AND EMPLOYMENT RIGHTS.  Nothing in this Plan shall require the Company to segregate or set aside any funds or other property for purposes of paying all or any portion of an Incentive Award hereunder.  No Participant shall have any right, title or interest in or to any Incentive Award hereunder prior to the actual payment thereof, nor to any property of the Company.  Neither the adoption of the Plan nor the continued operation thereof shall confer upon any employee any right to continue in the employ of the Company or its subsidiaries or shall in any way affect the right and power of the Company or its subsidiaries to dismiss or otherwise terminate the employment of any Participant at any time for any reason, with or without cause.

9.3  TAX WITHHOLDING/RIGHTS OF OFFSET.  The Company shall have the right to deduct and withhold from all Incentive Awards all federal, state,  local, and other taxes as may be required by law.  In addition to the foregoing, the Company shall have the right to set off against the amount of any Incentive Award which would otherwise be payable hereunder, the amount of any debt, judgment, claim, expense or other obligation owed at such time by the Participant to the Company or any subsidiary.

9.4  GOVERNING LAW.  All questions pertaining to the construction, validity and effect of the Plan shall be determined in accordance with the laws of the State of Delaware.

9.5 INCENTIVE Awards Subject to Clawback.  Except to the extent prohibited by law, the Incentive Awards granted and paid under this Plan are subject to forfeiture, recovery by the Company or other action pursuant to any applicable award agreement or notice or any clawback or recoupment policy which the Company may adopt from time to time, including without limitation any such policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.

9.6  SECTION 409A.  This Plan and the Incentive Awards hereunder are intended to be exempt from Section 409A of the Code and shall be construed and interpreted accordingly.

10.  AMENDMENT AND TERMINATION.  The Plan may be amended or terminated at any time and for any reason by the Committee.  The Committee may, in its sole discretion, reduce or eliminate an Incentive Award to any Participant at any time and for any reason.  The Plan is specifically designed to guide the Company in granting Incentive Awards and shall not create any contractual right of any employee to any Incentive Award prior to the payment of such award.

11.  EFFECTIVE DATE.  The Plan shall be effective for Performance Periods commencing on or after January 1, 2019.